UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2021 (July 22, 2021)

Sema4 Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-39482	85-1966622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Ludlow Street, North Tower, 8th Floor		06902
Stamford,	Connecticut
(Address of principal executive offices)		(Zip Code)

(800) 298-6470
Registrant’s telephone number, including area code

CM Life Sciences, Inc.
c/o Corvex Management
667 Madison Avenue
New York, New York
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SMFR	The Nasdaq Global Select Market
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	SMFRW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
On July 28, 2021, Sema4 Holdings Corp. (“Sema4 Holdings”) (formerly known as CM Life Sciences, Inc. (“CMLS”)), a Delaware corporation, filed a Current Report on Form 8-K (the “Original 8-K”) to report that it completed the transactions contemplated by that certain Agreement and Plan of Merger, dated February 9, 2021 (as amended, the “Merger Agreement”), among CMLS, S-IV Sub, Inc., a wholly-owned subsidiary of CMLS (“Merger Sub”), and Mount Sinai Genomics, Inc. d/b/a Sema4 (“Sema4”). On July 22, 2021, as contemplated by the Merger Agreement, Merger Sub was merged with and into Sema4, with Sema4 surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of CMLS (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
The Original 8-K was filed by Sema4 Holdings to describe certain material changes to its business as a result of and following the Business Combination. This Amendment No. 1 on Form 8-K/A to the Original 8-K (this “Amendment” and the Original 8-K, as amended by this Amendment, this “Report”) is being filed to (a) provide updated financial statements including (i) the unaudited financial statements of Sema4 for the three and six months ended June 30, 2021, and (ii) the pro forma financial statements for the combined entities as of and for the three and six months ended June 30, 2021 and for the year ended December 31, 2020, and (b) amend the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which was part of the Form 10 information disclosed under and incorporated by reference to Item 2.01 to the Original 8-K to reflect such unaudited financial statements.
Except as described above, no other changes have been made to the Original 8-K and this Amendment does not modify or update any other information in the Original 8-K. Accordingly, this Amendment should be read in conjunction with the Original 8-K and Sema4 Holdings’ filings made with the Securities and Exchange Commission (the “SEC”) subsequent to the date of the Original 8-K.

Item 2.01.    Completion of Acquisition or Disposition of Assets.
Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this Report, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Unless the context otherwise requires, references herein to the “Company,” “we,” “us” or “our” refers to Sema4, prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to Sema4 Holdings and its subsidiary following the Business Combination.
We are a patient-centered, health intelligence company with a mission to use artificial intelligence, or AI, and machine learning to enable personalized medicine for all. By leveraging leading data scientists and technology, our platform powers remarkable and unique insights that transform the practice of medicine including how disease is diagnosed, treated, and prevented.
We were established out of the Icahn School of Medicine at Mount Sinai, or ISMMS, and commenced operations in June 2017 as a commercial entity that could effectively engage diverse patient populations and health care institutions at scale. We have since established and deployed our comprehensive and integrated genomic and clinical data platform and established a mature diagnostic testing business. We now maintain a database that includes more than 11.7 million de-identified individual clinical records, many with genomic profiles. We also manage a data asset over 35 petabytes in size, expanding at 1.2 petabytes per month with an accelerating growth rate.
Currently, we derive the majority of revenue from our diagnostic test solutions. Our diagnostic business generates revenue and engages with patients primarily through our Women’s Health and Oncology solutions.
Our Women’s Health solutions sequence and analyze an industry-leading number of genes and use interpretive information tools to translate raw sequencing and clinical data efficiently and accurately into digestible clinical reports that guide decision-making by patients and physicians. Our Oncology diagnostic solutions feature both somatic tumor profiling and hereditary cancer screenings, along with a foundational whole exome and whole transcriptome sequencing approach. Our Sema4 Signal Hereditary Cancer solution determines if a patient carries an inherited genetic change that increases the risk of cancer or informs on cancer treatment. We believe our Signal Whole Exome and Transcriptome solution is one of the most comprehensive molecular profiling solutions from a commercial entity to receive New York State approval. Beginning in May of 2020, we were also able to expand our diagnostic testing services to include testing for the presence of COVID-19 infection.
We have also expanded beyond diagnostic testing to enter into collaboration service agreements with third parties to provide diagnostic testing, research, and related data aggregation reporting services. We have established and continue to seek strategic relationships with pharmaceutical and biotech, or Biopharma, companies to enable innovation across the entire drug lifecycle, from next-generation drug discovery and development, to post-market efficacy surveillance, to informing on bioavailability, toxicity, tolerability, and other features critical to drug development.
Factors Affecting Our Performance
We believe several important factors have impacted, and that we expect will continue to impact, our performance and results of operations. While each of these areas presents significant opportunities for us, they also pose significant risks and challenges that we must address. See the section titled “Risk Factors” for more information.
Number of accessioned and resulted tests
We believe the number of accessioned and resulted tests in any period is an important indicator of the growth in our diagnostic testing services and correlates with long-term patient relationships and the size of our genomic database. A test is accessioned when we receive the test at our laboratory, the relevant information about the test is entered into our computer system and the test sample is routed to the appropriate workflow. Once the appropriate workflow is completed, the test is resulted and details are provided to ordered patients or healthcare professionals for reviews.
Success obtaining and maintaining reimbursement
Our ability to increase the number of billable tests and our revenue therefrom will depend on our success in achieving reimbursement for our tests from third-party payors. Reimbursement by a payor may depend on several factors, including a payor’s determination that a test is appropriate, medically necessary, cost-effective, and has received prior authorization. Since each payor makes its own decision as to whether to establish a policy or enter into a contract to provide coverage for our tests, as well as the amount it will reimburse us for a test, seeking these approvals is a time-consuming and costly process.
In cases where we or our partners have established reimbursement rates with third-party payors, we face additional challenges in complying with their procedural requirements for reimbursement. These requirements often vary from payor to payor and are reassessed by third-party payors regularly, and we have in the past needed additional time and resources to comply with them.
We expect to continue to focus our resources on increasing the adoption of, and expanding coverage and reimbursement for, our current tests and any future tests we may develop or acquire. If we fail to expand and maintain broad adoption of, and coverage and reimbursement for, our tests, our ability to generate revenue could be harmed and our future prospects and its business could suffer.
Ability to lower the costs associated with performing our tests
Reducing the costs associated with performing our diagnostic tests is both a focus and a strategic objective of ours. We source, and will continue to source, components of our diagnostic testing workflows from third parties. We also rely upon third-party service providers for data storage and workflow management.
Increasing adoption of our services by existing and new customers
Our performance depends on our ability to retain and broaden the adoption of our services with existing customers as well as our ability to attract new customers. Our success in retaining and gaining customers is dependent on the market’s confidence in our services and the willingness of customers to continue to seek more comprehensive and integrated genomic and clinical data insights.

Investment in platform innovation to support commercial growth
We are seeking to leverage and deploy our Centrellis and Traversa platforms to develop a pipeline of future disease-specific research and diagnostic and therapeutic products and services. We have limited experience with the development or commercialization of clinical or research products in connection with our database and our Centrellis platform.
We operate in a rapidly evolving and highly competitive industry. Our business faces changing technologies, shifting provider and patient needs, and frequent introductions of rival products and services. To compete successfully, we must accurately anticipate technology developments and deliver innovative, relevant, and useful products, services, and technologies on time. As our business evolves, the competitive pressure to innovate will encompass a wider range of products and services. We must continue to invest significant resources in research and development, including investments through acquisitions and partnerships. These investments are critical to the enhancement of our current diagnostics and health information and data science technologies from which existing and new service offerings are derived.
We expect to incur significant expenses to advance these development efforts, but they may not be successful. New potential services may fail at any stage of development and, if we determine that any of our current or future services are unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional services, our growth potential may be impaired.
Key Performance Indicators
The principal focus of our commercial operations is to offer our diagnostic tests through both our direct sales force and laboratory distribution partners. Test volume correlates with genomic database size and long-term patient relationships - thus driving database diversity and enabling potential identification of variants of unknown significance and population-specific insights. The number of tests that we accession is a key indicator that we use to assess the operational efficiency of our business. A test is accessioned when we receive the test at our laboratory, the relevant information about the test is entered into our computer system and the test sample is routed into the appropriate workflow.
During the year ended December 31, 2020, we accessioned approximately 520,660 tests in our laboratories, 311,987 tests of which were for COVID-19, compared to December 31, 2019, in which we accessioned approximately 225,863 tests in our laboratories, and December 31, 2018, in which we accessioned approximately 154,151 tests in our laboratories. The 47% increase in volume from 2018 to 2019 represents a continuous expansion to a national footprint and expanded test offerings, and the 131% increase from 2019 to 2020 largely resulted from newly entered service agreements for COVID-19 testing, offset by a slowdown in the base diagnostic business during the beginning of the pandemic given that many of our customers, including hospitals and clinics, had suspended non-emergency appointments and services. Once the appropriate workflow is completed, the test is resulted and details are provided to ordered patients or healthcare professionals for reviews.
During the six months ended June 30, 2021, we accessioned approximately 350,173 tests in our laboratories, 216,552 tests of which were for COVID-19, compared to the period ended June 30, 2020, in which we accessioned approximately 99,449 tests in our laboratories, 3,872 of which were for COVID-19. We resulted approximately 357,404 tests in our laboratories, 218,757 tests of which were for COVID-19, compared to the period ended June 30, 2020, in which we resulted approximately 112,008 tests in our laboratories, 16,411 of which were for COVID-19. This 252% and 219% increase in accessioned and resulted volumes, respectively, from 2020 to 2021 largely resulted from newly entered service agreements for COVID-19 testing as well as an increase in non-COVID-19 institutional testing. The volume of resulted tests during the periods may include tests accessioned in prior periods that are completed and delivered during the period.
COVID-19 Impact
In March 2020, the World Health Organization declared the recent novel coronavirus, or COVID-19, outbreak a pandemic. COVID-19 has had, and continues to have, an extensive impact on the global health and economic environments. Many jurisdictions, including those in which we have locations, have implemented measures to combat the outbreak, such as travel restrictions and shelter in place orders. In addition, the healthcare sector generally experienced a decline in discretionary care services at the onset of the pandemic.
Beginning in April 2020, our diagnostic test volumes decreased significantly as compared to the prior year as a result of COVID-19 and the related limitations and priorities across the healthcare system. In response, beginning in May 2020, we entered into several service agreements with state governments and healthcare institutions to provide testing for the presence of COVID-19 infection. COVID-19 test volumes grew significantly from the introduction of the service offering through the remainder of the year. To support the rapid expansion of COVID-19 test volumes, we have increased our workforce through both temporary contractors and employees. In addition, while most of our revenues from genetic testing rely upon reimbursements from third-party payors, healthcare institutions, and individuals, the majority of our COVID-19 test revenues rely upon reimbursements from state governments and healthcare institutions. In addition, COVID-19 testing yields lower revenues per tests and incurs lower costs to perform each test. We have also experienced a slowdown in receivable collections since the onset of the pandemic, but do not expect those collection trends to continue.
As part of our response to COVID-19, we have implemented the following strategies to mitigate operating risks, reduce costs and improve cash collections.
•Made significant advance purchases of test-related inventory in order to reduce the risk of potential business interruptions related to supply chain disruption;
•Engaged third-party vendors to collect and test COVID-19 samples to reduce operating risks related to employee health;
•Cancelled the 2020 annual merit compensation increase temporarily implemented the employee salary reduction programs from May through July 2020, and deferred the 401(k) employer match from May through December 2020. The employer match was reinstated in January 2021, and the deferred portion was funded on March 9, 2021; and
•To support our sales employees with a commission-based compensation structure, we implemented temporary minimum commissions during the second quarter of 2020. No such minimums were in place in any quarter after the second quarter nor are any such minimums expected to be implemented again in the near term. No employee layoffs were implemented as part of these austerity measures.
As conditions begin to improve, we are focused on overhauling our revenue cycle, and as part of transformational activities have hired a Chief Revenue Officer and established a revenue cycle Center of Excellence. As part of our efforts to improve our collection efficiency and overall financial health, we are also undergoing various process transformations within the Order-to-Cash and Procure-to-Pay cycles.

While test volumes have since improved, we continue to experience changes in the mix of tests due to the impact of COVID-19. We anticipate that demand for COVID-19 tests will eventually decrease as vaccines continue to be developed and deployed to the general population. However, no additional decline is expected for our other revenue streams for the remainder of 2021. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or treat it and the economic impact on local, regional, national and international markets and supply chains. Therefore, COVID-19 could continue to have a material impact on our results of operations, cash flows, and financial condition for the foreseeable future.
In March 2020, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, was signed into law which was a stimulus bill that, among other things, provided assistance to qualifying businesses and individuals and included funding for the healthcare system. We received $5.4 million in 2020 as part of the stimulus, comprised of $2.6 million received under the Provider Relief Fund, or PRF, distribution and $2.8 million received under the Employee Retention Credit, or ERC, distribution. In 2021, we received an additional $5.6 million under the PRF distribution.
PRF distributions to healthcare providers are not loans and will not be required to be repaid; however, as a condition to receiving these payments, providers must agree to certain terms and conditions and submit sufficient documentation demonstrating that the funds are being used for healthcare-related expenses or lost revenue attributable to the COVID-19 pandemic. We have concluded it is probable that all terms and conditions associated with the PRF distribution have been met. As a result, we recorded the PRF distributions in other income (expense), net in the statements of operations, and comprehensive loss during the periods in which we received the distributions.
ERC distributions are refundable tax credits for 50% of qualified wages paid to employees during the pandemic. A company is eligible for the ERC if it has not received a Paycheck Protection Program loan under the Cares Act and (1) its operations have been fully or partially suspended because of COVID-19 or (2) its gross receipts in a calendar quarter in 2020 declined by more than 50% from the same period in 2019. At the time of applying for the ERC, we concluded that it was reasonably possible the eligibility requirements would be met; however, due to a change in circumstances, we are re-evaluating our position. As such, we deferred the recognition of the ERC distribution and recorded the proceeds in other liabilities on the balance sheets.
Business Combination
On July 22, 2021, CMLS and Sema4 consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Sema4, with Sema4 being the surviving corporation and a wholly-owned subsidiary of CMLS.

Components of Results of Operations
Revenue
We derive the majority of our revenue from diagnostic testing services, which primarily relate to Women’s Health, Oncology, and COVID-19. We also recognize revenue from collaboration service agreements with Biopharma companies and other third parties under which we provide diagnostic testing and related data aggregation reporting services.

In accordance with the Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration which we expect to be entitled to in exchange for those goods or services.
Diagnostic Test Revenue
We primarily generate revenue from performing diagnostic testing services for three groups of customers: patients with third-party insurance coverage; patients without third-party insurance coverage or those who elect to self-pay; and institutional clients, such as hospitals, clinics, state governments, and reference laboratories. Customers are billed upon delivery of test results. The amount of revenue recognized for diagnostic testing services depends on several factors, such as contracted rates with our customers and third-party insurance providers, insurance reimbursement policies, payor mix, historical collection experience, price concessions, and other business and economic conditions and trends. To date, the majority of our diagnostic test revenue has been earned from patients with third-party insurance coverage.
In accordance with the ASC 606, revenue is recognized at the point in time in which test results are delivered to customers in an amount that reflects what we expect to collect in exchange for our services.
Other Revenue
We generate revenue from providing diagnostic testing and related data aggregation reporting services under both short-term and long-term project-based collaboration service agreements with third parties. The terms of these contracts generally include non-refundable upfront payments, which we record as contract liabilities, and variable payments based upon the achievement of certain milestones during the contract term.
In accordance with the ASC 606, we recognize revenue for collaboration service agreements over time, based on costs incurred during the contract period.
With respect to existing collaboration service agreements, our revenue may fluctuate period to period due to the pattern in which we may deliver our services, our ability to achieve milestones, the timing of costs incurred, changes in estimates of total anticipated costs that we expect to incur during the contract period, and other events that may not be within our control. Our ability to increase our revenue will depend on our ability to enter into contracts with third-party partners.
Cost of Services
The cost of services reflect the aggregate costs incurred in performing diagnostic testing and collaboration services. These costs include expenses for reagents and laboratory supplies, personnel-related expenses (comprising salaries and benefits), stock-based compensation, shipping and handling fees, costs of third-party reference lab testing and third-party providers of genetic counseling and phlebotomy services, amortization of software development costs and equipment and allocated facility costs associated with testing. Allocated facility costs include depreciation of laboratory equipment, facility occupancy, and information technology costs. The cost of services are recorded as the services are performed.
We expect the cost of services to generally increase in line with the anticipated growth in diagnostic testing volume and services we provide under our collaboration service agreements. However, we expect the cost per test to decrease over the long term due to the efficiencies we may gain from improved utilization of our laboratory capacity, automation, and other value engineering initiatives. These expected reductions may be offset by new tests which often have a higher cost per test during the introductory phases before we can gain efficiencies. The cost per test may fluctuate from quarter to quarter.
Research and Development Expenses
Research and development expenses represent costs incurred to develop our technology and future test offerings. These costs are principally associated with our efforts to develop the software we use to analyze data and process customer orders. These costs primarily consist of personnel-related expenses (comprising salaries and benefits), stock-based compensation, costs of reagents and laboratory supplies, costs of consultants and third-party services, equipment and related depreciation expenses, non-capitalizable software development costs, and allocated facility and information technology costs associated with genomics medical research. Research and development costs are expensed as incurred.
We generally expect our research and development expenses to continue to increase as we innovate and expand the application of our platforms. However, we expect research and development expenses to decrease as a percentage of revenue in the long term, although the percentage may fluctuate from period to period due to the timing and extent of our development and commercialization efforts and fluctuations in our compensation-related charges.
Selling and Marketing Expenses
Selling and marketing expenses primarily consist of personnel-related expenses (comprising salaries, and benefits) and stock-based compensation for employees performing commercial sales, account management, marketing, and medical education. Selling and marketing costs are expensed as incurred.
We generally expect our selling and marketing expenses will continue to increase in absolute dollars as we expand our commercial sales and marketing teams and increase marketing activities. However, we expect selling and marketing expenses to decrease as a percentage of revenue in the long term, subject to fluctuations from period to period due to the timing and magnitude of these expenses.
General and Administrative Expenses
General and administrative expenses primarily consist of personnel-related expenses (comprising salaries and benefits) and stock-based compensation for employees in executive leadership, legal, finance and accounting, human resources, information technology, strategy, and other administrative functions. In addition, these expenses include office occupancy and information technology costs. General and administrative costs are expensed as incurred.
We generally expect our general and administrative expenses to continue to increase in absolute dollars as we increase headcount and incur costs associated with operating as a public company, including expenses related to legal, accounting, and regulatory matters; maintaining compliance with requirements of the Nasdaq and of the SEC; director and officer insurance premiums and investor relations. We expect these expenses to decrease as a percentage of revenue in the long term as revenue increases, although the percentage may fluctuate from period to period due to fluctuations in our compensation-related charges.
Related Party Expenses
Related party expenses consist of amounts due to ISMMS for expenses under our transition service agreement which expired at the end of the first quarter of 2021, and other service agreements and arrangements. Additional information can be found in Sema4’s audited financial statements in Note 6, “Related Party Transactions” included within CMLS's definitive proxy statement filed with the SEC on

July 2, 2021 and Sema4's unaudited condensed financial statements in Note 6, “Related Party Transactions.”
We expect related party expenses to decrease as we establish our own internal and external resources to fulfill the administrative and other services we have historically procured from ISMMS.
Interest Income
Interest income consists of interest earned on money market funds.
Interest Expense
Interest expense consists of interest costs related to our capital leases and our long-term debt arrangements.
Other Income, Net
Other income, net primarily consists of certain funding received under the CARES Act and, gains and losses on equipment disposals. We recognized $2.6 million of the $5.4 million of funding received under the CARES Act as other income, net on the statements of operations and comprehensive loss during the three and six months ended June 30, 2020 and recognized $5.6 million of additional funding received under the CARES Act during the first quarter of 2021 and the amount is included in other income, net for the period ended six months ended June 30, 2021.
Comparison of the Three Months Ended June 30, 2021, and 2020
The following table sets forth our results of operations for the periods presented (in thousands):

	Three Months Ended June 30,
	2021	2020
Revenue
Diagnostic test revenue	$44,803	$29,796
Other revenue	2,062	306
Total revenue	46,865	30,102
Cost of services	49,631	35,985
Gross (loss) profit	(2,766)	(5,883)
Research and development	11,954	9,361
Selling and marketing	16,247	8,686
General and administrative	12,794	8,121
Related party expenses	888	2,111
Loss from operations	(44,649)	(34,162)
Other income (expense):
Interest income	9	76
Interest expense	(722)	(615)
Other income, net	—	2,649
Total other income (expense), net	(713)	2,110
Loss before income taxes	(45,362)	(32,052)
Income tax provision	—	—
Net loss and comprehensive loss	$(45,362)	$(32,052)

Revenue

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Diagnostic test revenue	$44,803	$29,796	$15,007	50%
Other revenue	2,062	306	1,756	574%
Total revenue	$46,865	$30,102	$16,763	56%
Total revenue increased by $16.8 million, or 56%, from $30.1 million for the three months ended June 30, 2020, to $46.9 million for the three months ended June 30, 2021.
Diagnostic test revenue increased by $15.0 million, or 50%, from $29.8 million for the three months ended June 30, 2020, to $44.8 million for the three months ended June 30, 2021. The increase was primarily attributable to an increase in volumes of 149%, partially offset by the change in the mix of tests performed and reduced reimbursement rates. The increase in volume was primarily driven by the introduction of COVID-19 testing in the second quarter of 2020, and an increase in performing large carrier screening tests.
Other revenue increased by $1.8 million, or 574%, from $0.3 million for the three months ended June 30, 2020, to $2.1 million for the three months ended June 30, 2021. The increase was primarily attributable to growth in collaboration service activities due to the execution of three new third-party contracts. Other revenues are expected to continue to be driven predominately by services performed pursuant to contracts with third parties.
Cost of Services

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Cost of services	$49,631	$35,985	$13,646	38%
Cost of services increased by $13.6 million, or 38%, from $36.0 million for the three months ended June 30, 2020, to $49.6 million for the three months ended June 30, 2021. The increase was primarily driven by the following components: a $3.9 million increase in overall personnel-related expenses driven by an increase in average headcount; a $1.9 million increase in outside labor costs driven by temporary hires contracted to perform COVID-19 testing activities; a $1.7 million increase in expenses for logistical costs due to higher accessioned volumes; a $2.7 million increase in reagents and laboratory supplies expense due primarily to the increase in accessioned volumes; a $0.9 million increase in software expenses due to increased cloud storage and expanded computing capacity requirements for testing data; a $2.3 million increase in depreciation expenses driven by our Stamford laboratory facility commencing operations and a $0.2 million increase in occupancy expenses in connection with our laboratory move at the end of 2020, with production activities commencing at the Stamford facility in the first quarter of 2021.

Research and Development

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Research and Development	$11,954	$9,361	$2,593	28%
Research and development expense increased by $2.6 million, or 28%, from $9.4 million for the three months ended June 30, 2020, to $12.0 million for the three months ended June 30, 2021. The increase was primarily attributable to an overall increase in depreciation costs by $1.2 million; a $0.8 million increase in expenses for reagents, laboratory supplies and laboratory software for research and development; an overall increase in compensation costs of $0.2 million; and a $0.4 million increase in consulting services.
Selling and Marketing

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Selling and marketing	$16,247	$8,686	$7,561	87%
Selling and marketing expense increased by $7.6 million, or 87%, from $8.7 million for the three months ended June 30, 2020 to $16.2 million for the three months ended June 30, 2021. The increase was primarily attributable to the following cost components: a $5.2 million increase in personnel-related expenses driven by increased headcount; a $0.7 million increase in travel and business expense; a $0.5 million increase in information technology-related expenses; a $0.7 million increase in consulting service expenses to support revenue cycle transformation initiatives; and a $0.2 million increase in other administrative expenses.
General and Administrative

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
General and administrative	$12,794	$8,121	$4,673	58%
General and administrative expense increased by $4.7 million, or 58%, from $8.1 million for the three months ended June 30, 2020, to $12.8 million for the three months ended June 30, 2021. The increase was primarily attributable to an increase in personnel-related costs of $1.2 million driven by an increase in headcount; a $0.3 million increase in software expenses due to increased cloud storage requirements; and an increase in expenses of $3.2 million for professional services incurred in connection with pursuing the Business Combination transaction that did not meet the requirement for capitalization. These increases were partially offset by a $0.1 million decrease in occupancy expenses in connection with our laboratory move from New York City to Stamford, Connecticut.

Related Party Expenses

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Related party expenses	$888	$2,111	$(1,223)	(58)%
Related party expenses decreased by $1.2 million, or 58%, from $2.1 million for the three months ended June 30, 2020, to $0.9 million for the three months ended June 30, 2021. The decrease was primarily attributable to the following cost components: a $0.5 million decrease in fees associated with information technology support pursuant to the transition services agreement with Icahn School of Medicine at Mount Sinai ("ISMMS"); and a $0.7 million decrease in rent and facility expenses driven by a reduction of office and lab space leased from ISMMS pursuant to the transition services agreement, which ended in first quarter of 2021.
Interest Income

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Interest income	$9	$76	$(67)	(88)%
Interest income decreased by $0.1 million, or 88%, from $0.1 million for the three months ended June 30, 2020, to a nominal amount for the three months ended June 30, 2021. The decrease was due to declines in interest rates on money market deposit accounts and reductions in the average cash balances held in these interest-bearing accounts.
Interest Expense

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Interest expense	$(722)	$(615)	$(107)	17%
Interest expense increased by $0.1 million, or 17%, from $0.6 million for the three months ended June 30, 2020, to $0.7 million for the three months ended June 30, 2021. The increase was driven by new loans executed in the second half of 2020.
Other Income, Net

			Change
	Three Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Other income, net	$—	$2,649	$(2,649)	100%
Other income, net decreased by $2.6 million from $2.6 million for the three months ended June 30, 2020, to no amount recorded for the three months ended June 30, 2021. The decrease in other income, net was primarily attributable to $2.6 million in funding that we received and recognized under the CARES Act during the three months ended June 30, 2020.
Comparison of the Six Months Ended June 30, 2021, and 2020
The following table sets forth our results of operations for the periods presented (in thousands):

	Six Months Ended June 30,
	2021	2020
Revenue
Diagnostic test revenue	$107,563	$75,866
Other revenue	3,653	891
Total revenue	111,216	76,757
Cost of services	121,443	75,224
Gross (loss) profit	(10,227)	1,533
Research and development	65,085	22,457
Selling and marketing	47,816	20,419
General and administrative	114,711	15,285
Related party expenses	2,685	4,306
Loss from operations	(240,524)	(60,934)
Other income (expense):
Interest income	30	410
Interest expense	(1,445)	(1,189)
Other income, net	5,584	2,671
Total other income (expense), net	4,169	1,892
Loss before income taxes	(236,355)	(59,042)
Income tax provision	—	—
Net loss and comprehensive loss	$(236,355)	$(59,042)
Revenue

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Diagnostic test revenue	$107,563	$75,866	$31,697	42%
Other revenue	3,653	891	2,762	310%
Total revenue	$111,216	$76,757	$34,459	45%
Total revenue increased by $34.5 million, or 45%, from $76.8 million for the six months ended June 30, 2020, to $111.2 million for the six months ended June 30, 2021.
Diagnostic test revenue increased by $31.7 million, or 42%, from $75.9 million for the six months ended June 30, 2020, to $107.6 million for the six months ended June 30, 2021. The increase was primarily attributable to a 40% increase in volumes (e.g., COVID-19) and overall increase in volumes of 252%, partially offset by the change in the mix of tests performed and reduced reimbursement rates. COVID-19 testing was introduced in May of 2020 which had an immaterial impact on volume during the six months ended June 30, 2020, compared to approximately 217,000 tests in the six months ended June

30, 2021. There was also an increase in large carrier screening tests performed during the six months ended June 30, 2020.
Other revenue increased by $2.8 million, or 310%, from $0.9 million for the six months ended June 30, 2020, to $3.7 million for the six months ended June 30, 2021. The increase was primarily attributable to growth in collaboration service activities due to the execution of two new third-party contracts, partially offset by reduced revenues recognized related to an existing third-party contract. Other revenues are expected to continue to be driven predominately by services performed pursuant to contracts with third parties.
Cost of Services

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Cost of services	$121,443	$75,224	$46,219	61%
Cost of services increased by $46.2 million, or 61%, from $75.2 million for the six months ended June 30, 2020, to $121.4 million for the six months ended June 30, 2021. The increase was primarily driven by the following cost components: a $19.5 million increase in stock-based compensation expense primarily driven by the increase in fair value of the liability-classified awards; a $8.0 million increase in personnel-related expenses driven by an increase in average headcount; a $4.3 million increase in outside labor costs driven by temporary hires contracted to perform COVID-19 testing activities; a $2.9 million increase in logistical expenses as a result of an increase in operations; a $2.5 million increase in reagents and laboratory supplies expense due primarily to the 252% increase in accessioned volumes coupled with the lower per-test cost of performing carrier screening and COVID-19 tests relative to our other tests; a $2.0 million increase in software expenses due to increased cloud storage and expanded computing capacity requirements from New York City to Stamford, Connecticut for testing data; a $2.4 million increase in the inventory obsolescence reserve for expiring COVID-19 testing kits; and a $1.0 million increase in occupancy expenses and a $3.6 million increase in depreciation expenses in connection with our laboratory move at the end of 2020, with production activities commencing at the Stamford facility in the first quarter of 2021.
Research and Development

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Research and Development	$65,085	$22,457	$42,628	190%
Research and development expenses increased by $42.6 million, or 190%, from $22.5 million for the six months ended June 30, 2020, to $65.1 million for the six months ended June 30, 2021. The increase was primarily attributable to the following cost components: a $37.7 million increase in stock-based compensation expense driven by the increase in fair value of the liability-classified awards; and a $2.7 million increase in expenses for reagents, laboratory supplies, and laboratory software for research and development; and $2.2 million increase in depreciation expenses.

Selling and Marketing

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Selling and marketing	$47,816	$20,419	$27,397	134%
Selling and marketing expenses increased by $27.4 million, or 134%, from $20.4 million for the six months ended June 30, 2020, to $47.8 million for the six months ended June 30, 2021. The increase was primarily attributable to the following cost components: an $18.4 million increase in stock-based compensation expense driven by the increase in fair value of the liability-classified awards; a $6.2 million increase in personnel-related expenses driven by increased headcount; a $1.2 million increase in consulting service expenses to support revenue cycle transformation initiatives; a $1.0 million increase in information technology-related expenses; a $0.3 million increase in other administrative expenses; and a $0.1 million increase in travel and business expenses.
General and Administrative

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
General and administrative	$114,711	$15,285	$99,426	650%
General and administrative expenses increased by $99.4 million, or 650%, from $15.3 million for the six months ended June 30, 2020, to $114.7 million for the six months ended June 30, 2021. The increase was primarily attributable to the following cost components: an $88.3 million increase in stock-based compensation expense driven by the increase in fair value of the liability-classified awards and an increase in the number of outstanding awards; a $5.2 million increase in expenses incurred in connection with pursuing the Business Combination transaction that did not meet the requirement for capitalization; a $4.2 million increase in personnel-related expenses driven by an increase in average headcount including executive headcount; a $0.6 million increase in software expenses due to increased cloud storage requirements; and a $1.6 million increase in insurance expenses driven by transitioning to obtaining standalone insurance policies separate from ISMMS. These increases were partially offset by a $0.7 million decrease in occupancy expenses in connection with our laboratory move from New York City to Stamford, Connecticut.
Related Party Expenses

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Related party expenses	$2,685	$4,306	$(1,621)	(38)%
Related party expenses decreased by $1.6 million, or 38%, from $4.3 million for the six months ended June 30, 2020, to $2.7 million for the six months ended June 30, 2021. The decrease was primarily attributable to the following cost components: a $0.7 million decrease in fees associated with information technology support pursuant to the transition services agreement with ISMMS; and a $0.9 million decrease in rent and facility expenses driven by a reduction of office and lab space leased from ISMMS pursuant to the transition services agreement which ended in the first quarter of 2021.
Interest Income

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Interest income	$30	$410	$(380)	(93)%
Interest income decreased by $0.4 million, or 93%, from $0.4 million for the six months ended June 30, 2020, to a nominal amount for the six months ended June 30, 2021. The decrease was due to declines in interest rates on money market deposit accounts and reductions in the average cash balances held in these interest-bearing accounts.
Interest Expense

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Interest expense	$(1,445)	$(1,189)	$(256)	22%
Interest expense increased by $0.3 million, or 22%, from $1.2 million for the six months ended June 30, 2020, to $1.4 million for the six months ended June 30, 2021. The increase was driven by new capital lease obligations for our Stamford laboratory facility which commenced operations in 2021.
Other Income, Net

			Change
	Six Months Ended June 30,		2020 to 2021
	2021	2020	$	%
	(dollars in thousands)
Other income, net	$5,584	$2,671	$2,913	109%
Other income, net increased by $2.9 million from $2.7 million for the six months ended June 30, 2020, to $5.6 million for the six months ended June 30, 2021. The increase in other income, net was primarily attributable to $5.6 million in funding that we received and recognized as other income under the CARES Act in the first quarter of 2021.
Reconciliation of Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations, as a component in determining employee bonus compensation, and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We may in the future incur expenses similar to the adjustments in the presentation of Non-GAAP financial measures. Other limitations include that Non-GAAP financial measures do not reflect:
•all expenditures or future requirements for capital expenditures or contractual commitments;
•changes in our working capital needs;
•provision for income taxes, which may be a necessary element of our costs and ability to operate;
•the costs of replacing the assets being depreciated, which will often have to be replaced in the future;
•the non-cash component of employee compensation expense; and
•the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit is a non-GAAP financial measure that we define as revenue less cost of services, excluding stock-based compensation expense, and COVID-19 costs. We define Adjusted Gross Margin as our Adjusted Gross Profit divided by our revenue. We believe these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
The following is a reconciliation of revenue to our Adjusted Gross Profit and Adjusted Gross Margin for the three months ended June 30, 2021, and 2020:

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Revenue	$46,865	$30,102
Cost of services	49,631	35,985
Gross (Loss) Profit	(2,766)	(5,883)
Gross Margin	(6)%	(20)%
Add:
Stock-based compensation expense	(319)	(126)
COVID-19 costs(1)	—	3,179
Adjusted Gross (Loss) Profit	$(3,085)	$(2,830)
Adjusted Gross Margin	(7) %	(9) %
_____________

(1)Represents labor costs with respect to laboratory employees’ downtime. During the second quarter of 2020, we did not reduce the workforce in our laboratory from COVID-19. However, we suffered significantly due to the decrease in volume in Women's Health and other products. Accordingly, we have adjusted our Gross Profit to reflect the management-assessed impact from the decrease in productivity of existing laboratory employees due to COVID-19 in the second quarter of 2020.

The following is a reconciliation of revenue to our Adjusted Gross Profit and Adjusted Gross Margin for the six months ended June 30, 2021, and 2020:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Revenue	$111,216	$76,757
Cost of services	121,443	75,224
Gross (Loss) Profit	(10,227)	1,533
Gross Margin	(9)%	2%
Add:
Stock-based compensation expense	19,463	(6)
COVID Costs(1)	—	3,179
Adjusted Gross Profit	$9,236	$4,706
Adjusted Gross Margin	8%	6%
__________________
(1)Represents labor costs with respect to laboratory employees’ downtime. During the second quarter of 2020, we did not reduce the workforce in our laboratory from COVID-19. However, we suffered significantly due to the decrease in volume in Women's Health and other products. Accordingly, we have adjusted our Gross Profit to reflect the management-assessed impact from the decrease in productivity of existing laboratory employees due to COVID-19 in the second quarter of 2020.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted for interest expense, net, depreciation and amortization, stock-based compensation expenses, transaction costs, other (income) expense, net and COVID-19 costs. We believe Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
The following is a reconciliation of our net loss to Adjusted EBITDA for the three months ended June 30, 2021, and 2020:

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Net loss	$(45,362)	$(32,052)
Interest expense, net(1)	713	539
Depreciation and amortization	5,619	2,682
Stock-based compensation expense	(519)	(195)
Transaction costs(2)	3,151	—
Other (income) expense, net(3)	—	(2,617)
COVID-19 costs(4)	—	3,179
Adjusted EBITDA	$(36,398)	$(28,464)

__________________
(1)Represents the total of Interest Expense related to our capital leases and interest-bearing loans and Interest Income on money market funds.
(2)Represents professional service costs incurred in connection with pursuing the Business Combination transaction that did not meet the requirement for capitalization.
(3)For the three months ended June 30, 2020, consists of funding received under the CARES Act Provider Relief Fund.
(4)Represents labor costs with respect to laboratory employees’ downtime. During the second quarter of 2020, we did not reduce the workforce in our laboratory from COVID-19. However, we suffered significantly due to the decrease in volume in Women's Health and other products. Accordingly, we have adjusted our Gross Profit to reflect the management-assessed impact from the decrease in productivity of existing laboratory employees due to COVID-19 in the second quarter of 2020.
The following is a reconciliation of our net loss to Adjusted EBITDA for the six months ended June 30, 2021, and 2020:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Net loss	$(236,355)	$(59,042)
Interest expense, net(1)	1,415	779
Depreciation and amortization	10,521	5,080
Stock-based compensation expense	164,443	620
Transaction costs(2)	5,105	—
Other (income) expense, net(3)	(5,584)	(2,617)
COVID-19 costs(4)		3,179
Adjusted EBITDA	$(60,455)	$(52,001)
__________________
(1)Represents the total of Interest Expense related to our capital leases and interest-bearing loans and Interest Income on money market funds.
(2)Represents professional service costs incurred in connection with pursuing the Business Combination transaction that did not meet the requirement for capitalization.
(3)For the six months ended June 30, 2021 and 2020, consists of funding received under the CARES Act Provider Relief Fund.
(4)Represents labor costs with respect to laboratory employees’ downtime. During the second quarter of 2020, we did not reduce the workforce in our laboratory from COVID-19. However, we suffered significantly due to the decrease in volume in Women's Health and other products. Accordingly, we have adjusted our Gross Profit to reflect the management-assessed impact from the decrease in productivity of existing laboratory employees due to COVID-19 in the second quarter of 2020.
Going Concern, Liquidity and Capital Resources
We have evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the condensed financial statements are issued. Based on our recurring losses from operations incurred since inception, an expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations raised substantial doubt about our ability to continue as a going concern, as disclosed in Sema4’s audited financial statements as of December 31, 2020, and 2019 and condensed financial statements included within CMLS's definitive proxy statement filed with the SEC on July 2, 2021.
On July 22, 2021, we completed the Business Combination with CMLS and received net cash proceeds of $510 million. Management determined that the cash proceeds received from the Business Combination provides us with sufficient liquidity to meet our obligations for at least twelve months from the date of this Report. Accordingly, management believes that its plans to improve our liquidity position have been effectively implemented and the conditions that previously raised substantial doubt about our ability to continue as a going concern have been mitigated.

Accordingly, the condensed financial statements have been prepared on a basis that assumes we will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
Material Cash Requirements for Known Contractual Obligations and Commitments
The following is a description of commitments for known and reasonably likely cash requirements as of June 30, 2021 and December 31, 2020. We anticipate fulfilling such commitments with our existing cash and cash equivalents, which amounted to $26.5 million and $108.1 million as of June 30, 2021 and December 31, 2020, respectively, or through additional capital raised to finance our operations; see "—Going Concern, Liquidity and Capital Resources".
Our future minimum payments under non-cancellable operating lease agreements were $70.5 million as of June 30, 2021 and $73.3 million as of December 31, 2020. The timing of these future payments, by year, can be found in Sema4’s audited financial statements in Note 8, “Commitments and Contingencies” and Sema4’s unaudited condensed financial statements in Note 8, “Commitments and Contingencies,” respectively.
Our future payments under capital leases were $67.8 million as of June 30, 2021. The timing of these future payments, by year, can be found in Sema4’s audited financial statements in Note 8, “Commitments and Contingencies” and Sema4’s unaudited condensed financial statements in Note 8, “Commitments and Contingencies,” respectively.
In 2016, ISMMS received a loan funding commitment from the Connecticut Department of Economic Community Development (the "DECD"), which we refer to as the DECD Loan Agreement, to support the Genetic Sequencing Laboratory Project, which we refer to as the Project. As part of the spin-out of Sema4 from ISMMS, ISMMS assigned both the Project and the DECD Loan Agreement to us. In June of 2018, we amended the DECD Loan Agreement by increasing the total loan commitment amount to $15.5 million. During the years ended December 31, 2020 and 2018, we received $6.0 million and $4.5 million, respectively, in loan funding.
The terms of the amended DECD Loan Agreement require us to make interest-only payments through July 2023 and principal and interest payments commencing in August 2023. The final payment of principal and interest is due in July 2028. Interest payments are fixed at an annual interest rate of 2.0%. The outstanding loan balance from the DECD was $11.0 million at June 30, 2021 and December 31, 2020. The DECD may grant partial principal loan forgiveness that is contingent upon Sema4 achieving certain milestones. As of June 30, 2021, $4.5 million of principal had been forgiven due to the achievement of these milestones. The timing of these future payments, by year, can be found in Sema4’s audited financial statements in Note 7, “Long-Term Debt” and Sema4’s unaudited condensed financial statements in Note 7, “Long-term debt.”
During the year ended December 31, 2020, we entered into a Master Loan and Security Agreement, or the Equipment Note, with a bank resulting in the receipt of $6.3 million of proceeds. The loan is fully secured with funds deposited in a bank account opened by Sema4 in the lender-designated bank. Also, during the year ended December 31, 2020, we entered into a Master Lease Agreement with a lender whereby we agreed to sell certain equipment and immediately lease it back, resulting in the receipt of $3.6 million of proceeds. Sema4 issued a letter of credit as security for this loan. More information on the terms of these financing arrangements can be found in Sema4’s audited financial statements in Note 7, “Long-term debt” and Sema4’s unaudited condensed financial statements in Note 7, “Long-term debt.”

The terms of the Equipment Note require us to make sixty consecutive monthly payments of principal and interest at a fixed monthly amount of $0.1 million beginning in November 2020. Interest payments are fixed at an annual interest rate of 4.75%. The outstanding loan balance was $5.5 million and $6.1 million at June 30, 2021 and December 31, 2020, respectively. The timing of these future payments, by year, can be found in Sema4’s audited financial statements in Note 7, “Long-Term Debt” and Sema4’s unaudited condensed financial statements in Note 7, “Long-term debt,” respectively.
The terms of the Master Lease Agreement require us to make sixty consecutive monthly payments of principal and interest at a fixed monthly amount of $0.1 million beginning in February 2021. Interest payments are fixed at an annual interest rate of 3.54%. The outstanding loan balance was $3.4 million and $3.6 million at June 30, 2021 and December 31, 2020, respectively. The timing of these future payments, by year, can be found Sema4’s audited financial statements in Note 7, “Long-Term Debt” and Sema4’s unaudited condensed financial statements in Note 7, “Long-term debt,” respectively.
Cash Flows

	Six Months Ended June, 31
	2021	2020
	(in thousands)
Net cash used in operating activities	$(67,509)	$(46,181)
Net cash used in investing activities	(9,475)	(15,486)
Net cash (used in) provided by financing activities	(4,647)	3,684
Operating Activities
Net cash used in operating activities during the six months ended June 30, 2021 was $67.5 million, which was primarily attributable to a net loss of $236.4 million, partially offset by non-cash depreciation and amortization of $10.5 million and non-cash stock-based compensation expense of $164.4 million. The net change in our operating assets and liabilities primarily reflected a $7.5 million decrease in accounts receivable due to a significant decrease in COVID-19 tests performed during the second quarter of 2021, a $6.6 million increase in inventories driven by a higher volume of purchases to support increasing testing volumes, a $9.7 million increase in prepaid expenses and other current assets mainly driven by professional services costs directly related to the Business Combination, a $8.4 million increase in accounts payable and accrued expenses due to the timing of vendor payments of large vendors, and an $7.8 million decrease in other current liabilities mainly driven by a decline in our bonus accrual following bonus payments in March 2021 and other personnel related expenses.
Net cash used in operating activities during the six months ended June 30, 2020 was $46.2 million, which was primarily attributable to a net loss of $59.0 million, partially offset by non-cash depreciation and amortization of $5.1 million and non-cash lease expenses of $5.2 million. The net change in our operating assets and liabilities primarily reflected a $1.2 million decrease in other assets driven by a reclass out of other assets into restricted cash, a decrease in inventory of $1.3 million, a decrease in prepaid expenses and other current assets of $2.6 million and a decrease in other current liabilities of $2.9 million.
Investing Activities
Net cash used in investing activities during the six months ended June 30, 2021 was $9.5 million, which was attributable to $3.3 million in purchases of property and equipment and $6.2 million of costs related to development of internal-use software assets.

Net cash used in investing activities during the six months ended June 30, 2020 was $15.5 million, which was attributable to $13.6 million in purchases of property and equipment and $1.9 million of costs related to development of internal-use software assets.
Financing Activities
Net cash used in financing activities during the six months ended June 30, 2021 was $4.6 million, which was attributable to $2.8 million in payments for the capitalized portion of the transaction costs related to the Business Combination, $2.0 million in principal payments on our capital lease obligations and $0.8 million in principal payments on our long-term debt obligations, offset by $1.0 million cash received from stock option exercise.
Net cash provided by financing activities during the six months ended June 30, 2020 was $3.7 million, which was attributable to $6.0 million in cash proceeds from the issuance of long-term debt, partially offset by $2.3 million in principal payments on our capital lease obligations.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily relate to interest rates. Our cash, cash equivalents, and restricted cash consists of bank deposits and money market funds, which totaled $118.9 million and $115.0 million at December 31, 2020 and 2019, respectively, and $37.3 million at June 30, 2021. Such interest-bearing instruments carry a degree of risk; however, because our investments are primarily high-quality credit instruments with short-term in durations with high-quality institutions, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A 100 basis point change in interest rates would not have a material effect on the fair market value of our cash, cash equivalents and restricted cash.
Our loans and financing obligations are recorded at amortized cost and are set at fixed interest rates. As a result, fluctuations in interest rates would not impact our financial statements. However, the fair value of our debt will generally fluctuate with movements of interest rates. Additional information on our long-term debt can be found in Sema4’s audited financial statements in Note 7, “Long-Term Debt” and Sema4’s unaudited condensed financial statements in Note 7, “Long-Term Debt.”
The fair value of our liability-classified stock options is determined using the Black-Scholes model, which uses the risk-free interest rate as an input. A 100 basis point change in interest rates would not have a material effect on the fair value of our liability classified stock options using the Black-Scholes model.
Critical Accounting Policies and Estimates
We have prepared our financial statements in accordance with GAAP. Our preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. While our significant accounting policies are described in more detail in Sema4’s audited financial statements in Note 2, “Summary of Significant Accounting Policies” and Sema4’s unaudited condensed financial statements in Note 2, “Summary of Significant Accounting Policies,” included elsewhere in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.
Revenue Recognition
Under ASC 606, revenue is recognized when, or as, performance obligations under the terms of a contract are satisfied, which occurs when control of the promised products or services are transferred to a customer. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products or services to a customer. Our contracts require significant judgments in determining the transaction price and satisfying performance obligations under ASC 606.
Diagnostic test revenue
Our diagnostic test revenue contracts typically consist of a single performance obligation to deliver diagnostic testing services to the ordering facility or patient and therefore allocation of the contract transaction price is not applicable. Control over diagnostic testing services is transferred at a point in time. Specifically, we determined the customer obtains control of the promised service upon delivery of the test results.
Under ASC 606, we include the unconstrained amount of estimated variable consideration in the transaction price. The transaction price is constrained to only include the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur when underlying uncertainties or contingencies resolve. At the end of each subsequent reporting period, we re-evaluate the estimated variable consideration included in the transaction price and any related constraint and, if necessary, adjust our estimate of the overall transaction price. The process for estimating the transaction price associated with services provided to customers involves significant judgments and assumptions.
We estimate the transaction price in arrangements with third-party insurance payors based on historical collection experience, contractual provisions and insurance reimbursement policies, payor mix, and other relevant information for applicable payor portfolios. The estimates for implicit price concessions require significant judgment and are based upon management’s assessment of expected net collections, business and economic conditions, historical trends, trends in federal, state and private employer health care coverage and other collection indicators.
For self-pay patients, we determine the transaction price associated with services rendered in consideration of implicit price concessions that are granted to such patients. The estimates for implicit price concessions require significant judgment and are based upon management’s assessment of expected net collections, business and economic conditions, historical trends, trends in federal, state and private employer health care coverage and other collection indicators.
For institutional clients, the customer is the institution. We determine the transaction price associated with services rendered in accordance with the contractual rates established with each customer.
We monitor these accrual estimates at each reporting period based on actual cash collections in order to assess whether a revision to the estimate is required. Both the initial estimate and any subsequent revision to the estimate contain uncertainty and require the use of judgment in the estimation of the transaction price and application of the constraint for variable consideration. If actual results in the future vary from our estimates, we will adjust these estimates, which could affect revenue and earnings in the period such variances become known.
Other revenue
We also recognize revenue from collaboration service agreements with Biopharma companies and other third parties pursuant to which we provide diagnostic testing and related data aggregation reporting services. The goods and services transferred to our customers pursuant to these agreements generally comprise a single performance obligation on the basis that such goods and services are not distinct within the context of the contract. This is because the goods and services are highly interdependent and interrelated such that we would not be able to fulfill our underlying promise to our customers by transferring each good or service independently. These contracts generally include non-refundable upfront payments, which we record as contract liabilities, and variable payments based upon the achievement of certain milestones during the contract term. Milestone payments are a form of variable consideration that are included in the transaction price only when it is probable that doing so will not result in a significant reversal of cumulative revenue recognized when the uncertainty associated with the milestone is subsequently resolved.
Under ASC 606, we recognize revenue over time using an input measure based on costs incurred on the basis that this measure best reflects the pattern of transfer of control of the services to the customer. The measure of progress is developed using our best estimate of the performance period and the anticipated costs to be incurred to perform such services. The costs for any subcontracted services are included in our measure of progress used to recognize revenue.
Capitalized Internal-Use Software Costs
We capitalize certain costs related to the development of our software applications for internal use. Capitalization begins during the application development stage, once the preliminary project stage has been completed. If a project constitutes an enhancement to existing software, we assess whether the enhancement creates additional functionality to the software, thus qualifying the work incurred for capitalization.  Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred. Once the project is available for general release, capitalization ceases and we estimate the useful life of the asset and begin amortization. We exercise judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. We periodically assess whether triggering events are present to review internal-use software for impairment. To the extent that we change our estimates related to internal-use software, the amount of internal-use software development costs we capitalize and amortize could change in future periods.
Stock-Based Compensation
We measure stock-based compensation expense for liability-classified stock options granted to employees, consultants and directors based on the estimated fair value of the awards and recognize compensation expense over the requisite service period for each separate vesting portion of the award as if the award was, in-substance, multiple awards. Terms of our stock options include a provision whereby we have a call option to repurchase the award for cash upon termination of employment or termination of the consulting agreement. We have concluded that it is probable we will continue to exercise our call option prior to the award holder being subject to the risks and rewards of equity ownership. As a result, stock options are classified as liabilities in the accompanying balance sheets. Additional information on our stock-based compensation can be found in Sema4’s audited financial statements in Note 9, “Stock-

Based Compensation” and Sema4’s unaudited condensed financial statements in Note 9, “Stock-Based Compensation.”
The initial measurement of fair value and subsequent change in fair value are recognized as compensation expense over the requisite service period from grant date to settlement date for all awards that vest with a corresponding adjustment to stock-based compensation liabilities on the balance sheet. Shares of common stock issued upon settlement of an award continue to be classified as a liability and remeasured to fair value each reporting period until the shareholder bears the risks and rewards of equity ownership for a reasonable period of time, which we conclude is a period of at least six months.
We estimate the fair value of stock options using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of assumptions regarding a number of variables that are complex, subjective and generally require significant judgment to determine. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These assumptions include:
Expected volatility. As we do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of stock option grants. When selecting these comparable companies, we considered the enterprise value, risk profiles, position within the industry, and whether there was sufficient historical share price information to meet the expected life of the stock-based awards. We computed historical volatility using the daily closing prices for the selected companies’ common stock during the equivalent period of the calculated expected term of the stock-based awards.
Expected term. The expected term represents the period that awards are expected to be outstanding and is determined by the potential timing of a liquidity event since all awards have accelerated vesting features upon a liquidation event and we generally do not expect grantees to exercise vested options prior to a liquidation event.
Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for bonds with maturities consistent with the expected holding periods corresponding with the expected term of the option.
Dividend yield. We have not historically paid dividends on common stock and do not anticipate paying dividends in the foreseeable future. Therefore, the expected dividend yield is zero.
Fair value of common stock. Prior to the closing of the Business Combination, the fair value of our common stock issuable upon exercise of stock options was determined by our board of directors, with input from management and independent third-party valuations, as discussed in “Common Stock Valuations” below.
The estimated forfeiture rate is not determinable due to a lack of historical and comparable data. Therefore, we account for forfeitures as they occur.
Common Stock Valuations
The estimated fair value of common stock underlying our stock options was determined at each grant date by our board of directors, with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and factors that may have changed from the date of the most recent valuation through the end of the reporting period. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant.
We determined the fair value of our common stock using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our common stock, our common stock valuation methodologies utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability. Other considerations include:
•the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to our common stock;
•our operating and financial performance, forecasts and capital resources;
•current business conditions;
•our stage of commercialization;
•the likelihood of achieving a liquidity event for the shares of common stock issuable upon exercise of these stock options, such as an initial public offering, reverse merger SPAC transaction, or sale of Sema4, given prevailing market conditions;
•the market performance of comparable publicly traded technology companies; and
•the U.S. and global economic and capital market conditions.
In valuing our common stock for periods prior to December 31, 2020, we utilized the “backsolve” method to derive our implied enterprise value from arm’s length transactions in our redeemable convertible preferred securities assuming various timelines to liquidity via an initial public offering or sale. We then used an option-pricing model (“OPM”) to estimate the fair value of our common stock based on the calculated enterprise value under each liquidity scenario. The OPM treats the rights of the holders of redeemable convertible preferred stock and common stock as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of preferred stock, as well as their rights to participation and conversion. Based on the timing and nature of an assumed liquidity event in each scenario, a discount for lack of marketability was applied to each scenario. We then probability weighted the value of each expected outcome to arrive at an estimate of fair value per share of common stock.
In valuing our common stock prior to the closing of the Business Combination, including as of December 31, 2020, we estimated the fair value of the enterprise using the probability-weighted expected return method (“PWERM”), which is a highly complex and subjective valuation methodology. Under a PWERM, the fair market value of the common stock is estimated based upon the discounted expected future values for the enterprise assuming various future outcomes. Based on the timing and nature of an assumed liquidity event in each scenario, a discount for lack of marketability was applied to each scenario. We then probability-weighted the value of each expected outcome to arrive at an estimate of fair value per share of common stock.
For valuations after the closing of the Business Combination, our board of directors determines the fair value of each share of common stock based on the closing price of our common stock on the date of grant or other relevant determination date, as reported on Nasdaq.

JOBS Act Accounting Election
We are an “emerging growth company” within the meaning of the JOBS Act. The JOBS Act allows an emerging growth company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to use this extended transition period and, as a result, our financial statements may not be comparable to companies that comply with public company effective dates. We also intend to rely on other exemptions provided by the JOBS Act, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.
Following the completion of the Business Combination, we will remain an emerging growth company until the earliest of (1) September 1, 2025, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
Additional information on recent accounting pronouncements can be found in Sema4’s audited financial statements in Note 2, “Summary of Significant Accounting Policies” and Sema4’s unaudited condensed financial statements in Note 2, “Summary of Significant Accounting Policies.”
Internal Controls
In connection with the preparation of Sema4's audited financial statements included in CMLS's definitive proxy statement filed with the SEC on July 2, 2021, we identified material weaknesses in our controls, which existed as of December 31, 2020. Our management is actively engaged and committed to taking the steps necessary to remediate the control deficiencies that constituted the material weaknesses. During 2021, we made the following enhancements to our control environment:
•In May 2021, we hired a permanent Chief Accounting Officer with substantial technical accounting and internal controls experience, whose responsibilities include working with our Chief Financial Officer, existing employees and third-party consultants to improve the design, implementation, execution and supervision of our controls.
•We added accounting and information technology employees with appropriate experience, certification, education and training to the organization to strengthen our internal accounting team, to provide oversight, structure and reporting lines, and to provide additional review over our disclosures. This includes hiring a Corporate Controller, whose primary responsibilities include working with third-party consultants to improve the design, implementation, execution, and supervision of our controls. We expect to continue to evaluate our needs for additional personnel. We expect to provide enhanced training to existing and new employees in order to enhance the level of communication and understanding of controls with key individuals that provide key information and perform key roles within our financial accounting and reporting group.
•We engaged outside consultants to assist in the design, implementation, and documentation of internal controls that address the relevant risks, are properly designed, and provide for appropriate evidence of performance of the internal controls; and

•We engaged outside consultants to assist us in the evaluation of a new Enterprise Resource Planning (“ERP”) system in order to mitigate the internal control gaps and limitations that cannot be addressed by the current ERP system around segregation of duties, and to enhance the information technology general controls environment.
Our remediation activities are continuing during 2021. In addition to the above actions, we expect to engage in additional activities, including, but not limited to:
•Hiring more technical accounting resources to enhance our control environment;
•Until we have sufficient technical accounting resources, engaging external consultants to provide support and to assist us in our evaluation of more complex applications of GAAP, and to assist us with documenting and assessing our accounting policies and procedures;
•Implementing business process-level controls across all significant accounts and information technology general controls across all relevant domains. This will include providing training for control owners that will present expectations as it relates to the control design, execution and monitoring of such controls, including enhancements to the documentation to evidence the execution of the controls; and
•Implementing improvements to our ERP system to enhance the accuracy of our financial records, enable the enforcement of systematic segregation of duties, and to improve our information technology general controls environment.
We continue to enhance corporate oversight over process-level controls and structures to ensure that there is appropriate assignment of authority, responsibility, and accountability to enable remediation of our material weaknesses. We believe that our remediation plan will be sufficient to remediate the identified material weaknesses and strengthen our controls. As we continue to evaluate, and work to improve our controls, management may determine that additional measures to address control deficiencies or modifications to the remediation plan are necessary.

Item 9.01.    Financial Statement and Exhibits.
(a) Financial statements of businesses acquired.
In accordance with Item 9.01(a), Sema4’s unaudited financial statements as of and for the three and six months ended June 30, 2021 and 2020, is filed as Exhibit 99.3 to this Report and is incorporated herein by reference.
(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of CMLS and Sema4 as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is filed as Exhibit 99.2 and is incorporated herein by reference.
(d) Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1*	Agreement and Plan of Merger, dated February 9, 2021, by and among CMLS, Merger Sub and Legacy Sema4, as amended by Amendment to Agreement and Plan of Merger dated May 3, 2021.	DEFM14A	Annex A	07/02/2021
3.1	Third Amended and Restated Certificate of Incorporation of Sema4 Holdings Corp. (#)
3.2	Restated Bylaws of Sema4 Holdings Corp. (#)
4.1	Specimen Class A Common Stock Certificate.	S-1/A	4.2	08/24/2020
4.2	Specimen Warrant Certificate.	S-1/A	4.3	08/24/2020
4.3	Warrant Agreement, dated as of September 1, 2020, by and between CM Life Sciences, Inc. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	10.1	09/04/2020
10.1	Lockup Agreement, dated as of February 9, 2021, by and among the Company and the stockholder parties identified therein.	8-K	10.2	02/11/2021
10.2
Amended and Restated Registration Rights Agreement, dated as of July 22, 2021, by and among the Company, certain equity holders of the Company named therein and certain equity holders of Sema4 named therein. (#)

10.3	Subscription Agreement, dated as of February 9, 2021, by and among the Company and the subscriber parties thereto.	8-K	10.1	02/11/2021
10.4	Form of Director and Officer Indemnification Agreement. (#)
10.5	2021 Equity Incentive Award Plan. (#)
10.6	Form of Stock Option Agreement under the 2021 Incentive Award Plan. (#)

10.7	Form of RSU Agreement under the 2021 Incentive Award Plan. (#)
10.8	Form of Earn-Out RSU Agreement. (#)
10.9	2021 Employee Stock Purchase Plan. (#)
10.10	Amended and Restated Employment of Agreement of Eric Schadt. (#)
10.11	Employment Agreement of Isaac Ro. (#)
10.12	Employment Agreement of Dan Clark. (#)
10.13	Employment Agreement of James Coffin. (#)
10.14	Employment Agreement of Anthony Prentice. (#)
10.15	Employment Agreement of Kareem Saad. (#)
10.16	Employment Agreement of Karen White. (#)
10.17	Sub-Sublease, dated as of June 6, 2017, by and between Icahn School of Medicine at Mount Sinai and the Company, as amended July 31, 2019. (#)
10.18	Sublease Agreement, dated as of November 8, 2019, by and between Marriott International, Inc. and the Company. (#)
10.19	Sublease, dated as of June 1, 2017, by and between Icahn School of Medicine at Mount Sinai and the Company, as amended December 22, 2017. (#)
10.20	Sublease, dated as of April 23, 2019, by and between Icahn School of Medicine at Mount Sinai and the Company. (#)
10.21	Lease Agreement, dated as of January 31, 2020, by and between 1 Commercial Street Associates, LLC and the Company. (#)
10.22**
Master Services Agreement, dated as of April 2, 2018, by and among the Company, Icahn School of Medicine at Mount Sinai, The Mount Sinai Hospital, and the parties thereto, as amended July 31, 2019. (#)

10.23**	Master Services Agreement, dated as of May 10, 2018, by and between the Company and Icahn School of Medicine at Mount Sinai, as amended July 31, 2019. (#)
10.24**	Data Structuring and Curation Agreement, dated as of August 1, 2019, by and between Icahn School of Medicine at Mount Sinai and the Company, as amended March 11, 2020. (#)
10.25**	BioMe Biospecimen and Data Access Agreement, dated as of July 19, 2019, by and between Icahn School of Medicine at Mount Sinai and the Company. (#)
10.26**	Non-Exclusive Patent License Agreement, dated as of June 1, 2017, by and between the Company and Icahn School of Medicine at Mount Sinai. (#)

10.27**	Supply Agreement, dated as of June 20, 2014, by and between the Company and Illumina, Inc., and amendments thereto. (#)
16.1	Letter from Withum to the U.S. Securities and Exchange Commission dated July 28, 2021. (#)
21.1	Subsidiaries of the Company. (#)
99.1	Press release dated July 22, 2021. (#)
99.2	Unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 30, 2020.
99.3	Sema4 Unaudited Financial Statements as of and for the six months ended June 30, 2021
*     Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
**   The Company has omitted portions of the exhibit as permitted under Regulation S-K Item 601(b)(10).
(#)   Previously filed with the Original 8-K on July 28, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sema4 Holdings Corp.

Date:	August 16, 2021	By:	/s/ Eric Schadt
		Name:	Eric Schadt
		Title:	Chief Executive Officer